Exhibit 99.1

LaBarge, Inc. Reports Results for Fiscal 2009 Second Quarter and First Half

ST. LOUIS--(BUSINESS WIRE)--February 6, 2009--LaBarge, Inc. (AMEX:LB) today reported financial results for the fiscal 2009 second quarter and six months ended December 28, 2008, including:

(amounts in thousands, except per-share amounts)

	GAAP	Non-GAAP*
	3 Months	3 Months	3 Months
	Ended	Ended	Ended
	Dec. 28, 2008	Dec. 28, 2008	Dec. 30, 2007
Net sales	$68,207	$68,207	$67,052
Gross margin	15.0%	21.2%	19.9%
Net income	$249	$3,988	$3,397
Diluted EPS	$0.02	$0.24	$0.21

* Non-GAAP financial measures exclude a non-recurring charge against inventory and receivables related to the bankruptcy of Eclipse Aviation Corporation (Eclipse) and a related reduction of accrued incentive compensation. A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in Schedule I attached to this press release.

Financial Review

“LaBarge had a strong fiscal 2009 second quarter despite worsening conditions in the overall economy and certain key market sectors. In addition, during the second quarter, we took another important step in supporting our diverse market strategy and advancing our growth prospects by acquiring electronics manufacturing services provider Pensar Electronic Solutions LLC in Appleton, Wis., on December 22, 2008,” said Craig LaBarge, chief executive officer and president.

“Fiscal 2009 second-quarter and first-half net earnings were negatively impacted by the non-recurring write-off of the inventory and accounts receivable related to the Chapter 11 bankruptcy reorganization of our customer, Eclipse Aviation Corporation. The net charge of $3,739,000, or $0.23 per diluted share, includes pretax charges of: $4,226,000 to cost of sales reflecting the Eclipse inventory write-down; and $1,883,000 to selling, general and administrative expense (SG&A) reflecting the Eclipse accounts receivable write-off of $3,676,000, offset by a reduction of $1,793,000 in accrued incentive compensation,” said Mr. LaBarge.

Fiscal 2009 second-quarter net sales were $68,207,000, up 2 percent from $67,052,000 in the fiscal 2008 second quarter. Fiscal 2009 second-quarter net earnings were $249,000, or $0.02 per diluted share, compared with $3,397,000, or $0.21 per diluted share, in the fiscal 2008 second quarter. Excluding the after-tax Eclipse-related net charge, fiscal 2009 second-quarter net earnings increased 17 percent to $3,988,000, or $0.25 per diluted share.

Net sales for the fiscal 2009 first half were $136,399,000, up 8 percent from $126,242,000 in the fiscal 2008 first six months. First-half net earnings were $3,918,000, or $0.24 per diluted share, in the current year, compared with $5,917,000, or $0.37 per diluted share, in the first half of fiscal 2008. Excluding the after-tax Eclipse-related net charge, fiscal 2009 first-half net earnings increased 29 percent to $7,658,000, or $0.48 per diluted share.

The newly acquired Pensar operation, which generated $52,385,000 in calendar 2008 sales, accounted for less than $200,000 of LaBarge’s sales in the current-year second quarter and first half. “The acquisition adds significant new customers and greatly expands LaBarge’s presence in the medical and industrial market sectors,” said Mr. LaBarge.

Gross margin in the fiscal 2009 second quarter was 15.0 percent, compared with 19.9 percent in the year-ago second quarter and 20.9 percent in the fiscal 2009 first quarter. Excluding the Eclipse-related charge to cost of sales, fiscal 2009 second-quarter gross margin was 21.2 percent, an increase of 130 basis points from the fiscal 2008 second quarter due to improved operating efficiencies and favorable product mix.

SG&A as a percentage of sales was 14.1 percent in the fiscal 2009 second quarter versus 11.1 percent in the fiscal 2008 second quarter and 12.1 percent in the fiscal 2009 first quarter. In actual dollars, fiscal 2009 second-quarter SG&A expense increased 29 percent from the previous year’s second quarter. Excluding the Eclipse-related net charge to SG&A, fiscal 2009 second-quarter SG&A was 11.4 percent of sales and actual SG&A expense increased 4 percent from the previous year’s second quarter on higher compensation costs.

As a percentage of sales, operating income (defined as net sales less cost of sales and SG&A) was 0.9 percent in the fiscal 2009 second quarter versus 8.8 percent in the fiscal 2008 second quarter. Excluding the impact of the Eclipse-related charges, operating income in the fiscal 2009 second quarter was 9.9 percent of sales.

Interest expense in the fiscal 2009 second quarter declined to $145,000, compared with $387,000 in the fiscal 2008 second quarter. The reduced interest expense reflects lower average debt levels and lower average interest rates for the fiscal 2009 period.

Net cash flow from operations was $6,027,000 in the fiscal 2009 second quarter, compared with $97,000 in the fiscal 2008 second quarter.

Total debt at December 28, 2008, was $51,416,000, compared with $15,629,000 at June 29, 2008, and $24,057,000 at December 30, 2007. The increase in debt is the result of the Company’s $45,000,000 cash acquisition of Pensar Electronic Solutions. Stockholders’ equity at December 28, 2008, was $96,444,000, up 5 percent from $91,469,000 at June 29, 2008.

Financing of Pensar Acquisition

“The Pensar acquisition was primarily financed with senior bank debt. The Company used a combination of a new, three-year $35 million term loan, cash on hand and a draw down under a new $30 million revolving credit agreement. Currently, approximately $28 million remains available under this revolving credit agreement. Interest on the $35 million term loan has been fixed, through an interest rate swap, at approximately 4 1/8%; the remainder will float with LIBOR. Principal payments will begin in September 2009 at $2 million per quarter,” said Mr. LaBarge.

Business Overview

Shipments to defense customers comprised the largest portion of fiscal 2009 second-quarter net sales at 49 percent, compared with 35 percent in the fiscal 2008 second quarter. Actual sales dollars from the defense market sector increased 42 percent in the fiscal 2009 second quarter versus the year-ago period. Fiscal 2009 first-half net sales to defense customers grew 38 percent from the comparable period a year earlier, and reflect shipments for a variety of defense programs.

Shipments to natural resources customers represented 20 percent of fiscal 2009 second-quarter net sales versus 28 percent in the fiscal 2008 second quarter. Actual sales dollars from this market sector declined 27 percent in the fiscal 2009 second quarter and first half versus the comparable periods a year earlier, due to lower shipments to mining and oil-and-gas customers in the current-year period.

Shipments to industrial customers were 18 percent of fiscal 2009 second-quarter net sales, compared with 17 percent in the fiscal 2008 second quarter. Actual sales dollars from the industrial market sector were up 7 percent in the fiscal 2009 second quarter versus a year earlier. Fiscal 2009 first-half net sales to industrial customers grew 20 percent from the comparable period a year earlier due to higher current-year shipments of equipment used in glass container manufacturing systems.

Shipments to medical customers represented 6 percent of fiscal 2009 second-quarter net sales versus 7 percent in the fiscal 2008 second quarter. Actual sales dollars from the medical market sector declined 4 percent in the fiscal 2009 second quarter versus a year earlier. Fiscal 2009 first-half net sales to medical customers grew 19 percent from the comparable period a year earlier due to increased shipments to various new and existing medical customers.

Shipments to commercial aerospace customers were 3 percent of fiscal 2009 second-quarter revenues, compared with 8 percent in the fiscal 2008 second quarter. Fiscal 2009 sales from the commercial aerospace market sector declined 63 percent in the second fiscal quarter and 41 percent in the first half, versus the comparable periods a year earlier, due to cessation of shipments to Eclipse Aviation in the current-year second quarter.

“Bookings of new business slowed in the fiscal 2009 second quarter, particularly in the industrial and natural resources market sectors where the majority of our sales are related to capital equipment purchases, which many customers have deferred,” said Mr. LaBarge. Backlog at December 28, 2008 was $200,682,000, including the addition of $28,013,000 in orders from the newly acquired Appleton operation and a reduction of $39,566,000 due to the removal of Eclipse orders. This compares with backlog of $245,542,000 a year earlier and $218,365,000 at the end of the current-year first quarter.

Commentary and Outlook

“Despite relative strength in defense, our largest market sector, we anticipate that fiscal 2009 second-half results will be negatively impacted by the declines in current-year industrial and natural resources orders, and the absence of Eclipse shipments which amounted to approximately $8 million in last year’s second half. Specifically, we expect that fiscal 2009 shipments to industrial and natural resources customers will weaken further in the fiscal 2009 second half. Based on the visibility we have today, we expect that fiscal 2009 second-half sales, excluding revenues from the Pensar acquisition, will be down a little more than 20 percent from last year’s second half. Including revenue from the Pensar acquisition, we expect fiscal 2009 second-half sales will be down approximately 5 percent from last year’s second-half levels. We anticipate that fiscal 2009 second-half earnings will also be down due to the lower pre-acquisition sales volume and low gross margin on shipments of Pensar’s finished goods inventory that was required to be stepped up to near full selling price at closing,” said Mr. LaBarge.

“Management’s positive long-term outlook for the business remains the same based on the Company’s strong pipeline of mid-term and longer-term opportunities. We believe the execution of our clearly defined growth strategy combined with a strong underlying financial base presents LaBarge with opportunities to emerge in an even stronger position when the economy recovers,” said Mr. LaBarge.

Today’s Conference Call Webcast

Today, at 11 a.m. Eastern time, LaBarge will host a live audio webcast of its discussion with the investment community regarding financial results for the Company’s fiscal 2009 second quarter. The webcast can be accessed on the Internet through http://viavid.net/dce.aspx?sid=00005C7E and the investor relations calendar area of http://www.labarge.com. Following the live discussion, a replay of the webcast will be available at the same locations on the Internet. Any financial or statistical information presented during the call, including any non-GAAP financial measures, the most directly comparable GAAP measures and reconciliation to GAAP results, can be accessed via the news and events area of http://www.labarge.com.

About LaBarge, Inc.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic and electromechanical products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania, Texas and Wisconsin. The Company’s Web site address is http://www.labarge.com.

LA BARGE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(amounts in thousands - except per-share amounts)

	Three Months Ended		Six Months Ended
	December 28,	December 30,	December 28,	December 30,
	2008	2007	2008	2007
Net sales	$68,207	$67,052	$136,399	$126,242

Costs and expenses:
Cost of sales	57,955	53,676	111,884	101,494
Selling and administrative expense	9,642	7,465	17,912	14,412
Interest expense	145	387	303	814
Other expense, net	6	22	16	32
Earnings before income taxes	459	5,502	6,284	9,490
Income tax expense	210	2,105	2,366	3,573

Net earnings	$249	$3,397	$3,918	$5,917

Basic net earnings per common share	$0.02	$0.22	$0.26	$0.39

Average common shares outstanding	15,451	15,216	15,343	15,208

Diluted net earnings per share	$0.02	$0.21	$0.24	$0.37

Average diluted common shares outstanding	16,059	16,092	16,070	16,059

LA BARGE, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands - except share amounts)

	December 28,	June 29,
	2008	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,695	$1,646
Accounts and other receivables, net	36,799	40,778
Inventories	62,588	66,927
Prepaid expenses	1,295	1,245
Deferred tax assets, net	4,943	1,960
Total current assets	107,320	112,556

Property, plant and equipment, net	26,054	17,248
Intangible assets, net	12,707	1,548
Goodwill, net	42,161	24,292
Deferred tax asset, net	137	---
Other assets, net	5,266	4,828
Total assets	$193,645	$160,472

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$5,850	$10,500
Current maturities of long-term debt	2,152	4,682
Trade accounts payable	20,841	22,684
Accrued employee compensation	10,342	13,494
Other accrued liabilities	2,586	2,552
Cash advances	10,081	11,897
Total current liabilities	51,852	65,809
Long-term advances from customers for purchase of materials	47	622
Deferred gain on sale of real estate and other liabilities	1,888	2,125
Long-term debt	43,414	447

Stockholders’ equity:
Common stock, $.01 par value. Authorized 40,000,000 shares; 15,958,839 issued at December 28, 2008 and 15,773,253 at June 29, 2008, respectively, including shares in treasury	160	158
Additional paid-in capital	14,247	16,547
Retained earnings	82,519	78,601
Less cost of common stock in treasury, shares of 47,727 at December 28, 2008 and 419,503 at June 29, 2008	(482)	(3,837)

Total stockholders’ equity	96,444	91,469

Total liabilities and stockholders’ equity	$193,645	$160,472

LA BARGE, INC.
SCHEDULE I
UNAUDITED RECONCILIATION OF GAAP RESULTS TO NON-GAAP MEASURES
THREE MONTHS ENDED DECEMBER 28, 2008
(amounts in thousands, except per-share amounts)

	Non-GAAP
	Pre-Charge	Adjustments		Post-Charge
	Operating	for Eclipse		GAAP
	Results	Charge		Results

Net sales	$68,207	$--		$68,207
Costs and expenses:
Cost of sales	53,729	4,226	(1)	57,955
Selling and administrative expense	7,759	1,883	(2)	9,642
Interest expense	145	--		145
Other expense, net	6	--		6
Earnings before income taxes	6,568	6,109		459
Income tax expense	2,580	2,370		210
Net earnings	$3,988	$3,739		$249
Diluted EPS	$0.25	$0.23		$0.02

(1) Write-down of Eclipse inventory
(2) Write-off of Eclipse accounts receivable ($3,676) and reduction of accrued incentive compensation ($1,793)

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect LaBarge, Inc.'s operating results. These risks and factors are set forth in documents LaBarge, Inc. files with the Securities and Exchange Commission, specifically in the Company's most recent Annual Report on Form 10-K, and other reports it files from time to time. These forward-looking statements speak only as of the date such statements were made, or as of the date of the report or document in which they are contained, and the Company undertakes no obligation to update such information.

CONTACT:
LaBarge, Inc.
Colleen Clements, 314-997-0800, ext. 409
colleen.clements@labarge.com